UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2011

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report: None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS

On November 30, 2011, Washington Gas Light Company (Washington Gas), a subsidiary of WGL Holdings, Inc. (WGL Holdings), the Staff of the State Corporation Commission of Virginia (SCC of VA) and four other participants submitted a Stipulation to the SCC of VA related to a rate case application in Virginia that was filed on January 31, 2011. The Stipulation is contested by one party to the proceedings who requested a full evidentiary hearing. The Hearing Examiner scheduled the evidentiary hearing for December 5, 6, and 7, 2011.

The Stipulation includes an annual base rate revenue increase of $20.0 million and allows for a rate of return on common equity of 9.75% and an overall rate of return of 8.261% based on a 59.625% equity ratio. The Stipulation also provides for the settlement of specific accounting, cost recovery, and ratemaking issues, and various other proposals made during the conduct of the case, including:

(i)	the implementation of a two-part rate structure consisting of system charges and declining-block distribution charges;

(ii)	the write-off of the remaining Virginia portion of the regulatory asset related to the deferred tax expense associated with the 2010 repeal of the tax treatment of the Medicare Part D subsidy;

(iii)	the implementation of new depreciation rates from the depreciation study filed on May 12, 2011, effective from the study date, January 1, 2010;

(iv)	the continued recovery of the costs of hexane, used to condition natural gas deliveries from a liquefied natural gas terminal in Cove Point, Maryland, from both sales and delivery service customers;

(v)	the implementation of sharing for asset management revenues between customers and shareholders for those revenues above an annual threshold level and

(vi)	the implementation of miscellaneous tariff provisions.

For additional information related to this case proceeding, refer to the Form 10-K for WGL Holdings and Washington Gas for the year ended September 30, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)
Date: December 2, 2011
/s/ William R. Ford
William R. Ford
Controller
(Principal Accounting Officer)